Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Vance C. Johnston
Chief Financial Officer
vjohnston@spplus.com
312-521-8409

SP+ Elects Gregory A. Reid to Board of Directors

CHICAGO, Illinois — May 11, 2017 — SP Plus Corporation (SP+), (Nasdaq: SP), a leader in parking management, ground transportation and ancillary services, today announced that Gregory A. Reid, a new director nominee, was elected to serve on its Board of Directors at the annual meeting of stockholders held on May 9, 2017.

Mr. Reid founded and has served as president of BoomDeYada, LLC, a brand development consultancy group, since 2011. He held various marketing and sales positions with increasing responsibility at YRC Worldwide, Inc., a transportation and global logistics company, from 1997 to 2011, where he most recently served as executive vice president and chief marketing officer from 2007 to 2011. Mr. Reid currently serves on the Board of Directors for the Kansas City Starlight Theatre and is the founder of the Vincent Legacy Foundation of Kansas City. He holds a Bachelor of Business Administration in Marketing from the University of Cincinnati.

“We are excited to welcome Greg to the Board. He has a strong background in strategic planning and marketing. Greg’s leadership in the transportation and logistics industry make him a terrific asset to our company,” stated Ms. Garrison.

SP+ provides professional parking, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees and operates approximately 3,700 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 70 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company’s ground transportation division transports approximately 42 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its SP+ GAMEDAY operating group provides a wide range of event logistics services. For more information, visit www.spplus.com.

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